PRESS RELEASE

AbbVie Reports Third-Quarter 2023 Financial Results

•Reports Third-Quarter Diluted EPS of $1.00 on a GAAP Basis, a Decrease of 54.8 Percent; Adjusted Diluted EPS of $2.95, a Decrease of 19.4 Percent; These Results Include an Unfavorable Impact of $0.04 Per Share Related to Acquired IPR&D and Milestones Expense

•Delivers Third-Quarter Net Revenues of $13.927 Billion, a Decrease of 6.0 Percent on a Reported Basis and 5.8 Percent on an Operational Basis

•Third-Quarter Global Net Revenues from the Immunology Portfolio Were $6.783 Billion, a Decrease of 11.3 Percent; Global Humira Net Revenues Were $3.547 Billion; Global Skyrizi Net Revenues Were $2.126 Billion; Global Rinvoq Net Revenues Were $1.110 Billion

•Third-Quarter Global Net Revenues from the Oncology Portfolio Were $1.512 Billion a Decrease of 8.4 Percent on a Reported Basis, or 8.6 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $908 Million; Global Venclexta Net Revenues Were $590 Million

•Third-Quarter Global Net Revenues from the Neuroscience Portfolio Were $2.043 Billion, an Increase of 22.1 Percent on a Reported Basis, or 22.0 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $748 Million; Global Vraylar Net Revenues Were $751 Million; Combined Global Ubrelvy and Qulipta Net Revenues Were $365 Million

•Third-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.239 Billion, a Decrease of 4.7 Percent on a Reported Basis, or 4.0 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $620 Million; Global Juvederm Net Revenues Were $321 Million

•Raises 2023 Adjusted Diluted EPS Guidance Range from $10.86 - $11.06 to $11.19 - $11.23, which Includes an Unfavorable Impact of $0.27 Per Share Related to Acquired IPR&D and Milestones Expense Incurred Year-To-Date Through the Third Quarter 2023

•Raises 2024 Adjusted Diluted EPS Guidance Floor from $10.70 to $11.00, which Excludes any Impact Related to Acquired IPR&D and Milestones Expense
•Announces 2024 Dividend Increase of 4.7 Percent, Beginning with Dividend Payable in February 2024

NORTH CHICAGO, Ill., October 27, 2023 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2023.

"We delivered another quarter of outstanding results driven by accelerating performance across our non-Humira growth platform, which is demonstrating double-digit growth," said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. "Based upon the strength and momentum of our business, we are once again raising our full-year 2023 guidance as well as our floor EPS outlook for next year. We are also increasing our quarterly dividend, underscoring our confidence in AbbVie's long-term outlook."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

Third-Quarter Results

•Worldwide net revenues were $13.927 billion, a decrease of 6.0 percent on a reported basis, or 5.8 percent on an operational basis.

•Global net revenues from the immunology portfolio were $6.783 billion, a decrease of 11.3 percent.
◦Global Humira net revenues of $3.547 billion decreased 36.2 percent. U.S. Humira net revenues were $3.020 billion, a decrease of 39.1 percent. Internationally, Humira net revenues were $527 million, a decrease of 12.6 percent on a reported basis, or 12.2 percent on an operational basis.
◦Global Skyrizi net revenues were $2.126 billion, an increase of 52.1 percent on a reported basis, or 51.9 percent on an operational basis.
◦Global Rinvoq net revenues were $1.110 billion, an increase of 59.8 percent on a reported basis, or 59.6 percent on an operational basis.

•Global net revenues from the oncology portfolio were $1.512 billion, a decrease of 8.4 percent on a reported basis, or 8.6 percent on an operational basis.
◦Global Imbruvica net revenues were $908 million, a decrease of 20.0 percent, with U.S. net revenues of $678 million and international profit sharing of $230 million.
◦Global Venclexta net revenues were $590 million, an increase of 14.6 percent on a reported basis, or 14.0 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $2.043 billion, an increase of 22.1 percent on a reported basis, or 22.0 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $748 million, an increase of 7.1 percent on a reported basis, or 7.4 percent on an operational basis.
◦Global Vraylar net revenues were $751 million, an increase of 35.4 percent.
◦Global Ubrelvy net revenues were $233 million, an increase of 45.6 percent.
◦Global Qulipta net revenues were $132 million.

•Global net revenues from the aesthetics portfolio were $1.239 billion, a decrease of 4.7 percent on a reported basis, or 4.0 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $620 million, a decrease of 2.7 percent on a reported basis, or 1.7 percent on an operational basis.
◦Global Juvederm net revenues were $321 million, a decrease of 8.6 percent on a reported basis, or 7.9 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the third quarter was 53.4 percent. The adjusted gross margin ratio was 83.5 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 24.2 percent of net revenues. The adjusted SG&A expense was 23.9 percent of net revenues.

•Research and development (R&D) expense on a GAAP and adjusted basis was 12.4 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•Acquired IPR&D and milestones expense was 0.5 percent of net revenues.

•On a GAAP basis, the operating margin in the third quarter was 16.4 percent. The adjusted operating margin was 46.7 percent.

•Net interest expense was $398 million.

•On a GAAP basis, the tax rate in the quarter was 8.8 percent. The adjusted tax rate was 15.7 percent.

•Diluted EPS in the third quarter was $1.00 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.95. These results include an unfavorable impact of $0.04 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced that it submitted applications for a new indication to the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) for Skyrizi (risankizumab) for the treatment of adult patients with moderately to severely active ulcerative colitis (UC). The submissions are supported by two Phase 3 clinical trials demonstrating Skyrizi achieved the primary endpoint of clinical remission (per Adapted Mayo Score) and key secondary endpoints as an induction and maintenance treatment. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•AbbVie announced positive topline results from SEQUENCE, a Phase 3 study evaluating Skyrizi versus Stelara (ustekinumab) in patients with moderately to severely active Crohn’s disease (CD) who have failed one or more anti-TNF therapies. In the study, Skyrizi met both primary endpoints (non-inferiority for clinical remission per CDAI at week 24 and superiority of endoscopic remission at week 48) versus Stelara. All secondary endpoints in the trial achieved statistical significance for superiority versus Stelara. Safety results were consistent with the overall safety profile of Skyrizi, with no new safety risks identified.

•AbbVie announced that its Phase 2b study evaluating Rinvoq (upadacitinib) in adults with non-segmental vitiligo (NSV) met the primary endpoint of percent change from baseline in the Facial Vitiligo Area Scoring Index (F-VASI) at week 24 with the 11 mg and 22 mg doses versus placebo. The percent reduction from baseline in F-VASI at week 52 was numerically greater than results at week 24 for all Rinvoq doses. No new safety signals were identified beyond the known safety profile for Rinvoq. Based on these data, AbbVie is advancing its clinical program of Rinvoq in vitiligo to Phase 3.

•At the United European Gastroenterology (UEG) Week 2023, AbbVie shared 23 abstracts, including 11 oral presentations and 12 poster presentations, spanning research on Skyrizi and Rinvoq in both CD and UC. Highlights included late-breaking data from the head-to-head Phase 3 SEQUENCE study evaluating Skyrizi versus Stelara in CD, primary efficacy and safety results from the Phase 3 INSPIRE induction study for Skyrizi in UC, as well as analyses on clinical and endoscopic outcomes from AbbVie’s maintenance trials for Skyrizi and Rinvoq in CD and for Rinvoq in UC.

•At the European Academy of Dermatology and Venereology (EADV) Congress, AbbVie announced new data analyses from the Measure Up 1, Measure Up 2 and AD Up Phase 3 studies that further demonstrated the long-term efficacy and safety profile of Rinvoq among adults and adolescents 12 years and older with moderate to severe atopic dermatitis (AD). Across all 3 studies, response rates for EASI 75 and vIGA-AD 0/1 (co-primary endpoints) and for EASI 90 and WP-NRS 0/1 at week 16 were sustained through week 140 among patients treated with Rinvoq. Safety results were consistent with the known safety profile of Rinvoq, with no new safety signals observed.

•AbbVie announced that the European Commission (EC) granted conditional marketing authorization for Tepkinly (epcoritamab) as a monotherapy for the treatment of adult patients with relapsed or refractory (r/r) diffuse large B-cell lymphoma (DLBCL) after two or more lines of systemic therapy. Tepkinly is the first and only subcutaneous T-cell engaging bispecific antibody approved for the treatment of this patient population in the European Union (EU). This conditional marketing authorization approval represents AbbVie's second approved hematological cancer treatment in the EU and is supported by data from the pivotal Phase 1/2 EPCORE NHL-1 clinical trial. Tepkinly is being co-developed by AbbVie and Genmab.

•In August 2023, as part of Inflation Reduction Act (IRA) of 2022, the company’s oncology product Imbruvica, sold in the U.S., was included on the list of products selected for price negotiation by the Centers for Medicare & Medicaid Services (CMS). The selection contributed to a significant decrease in the estimated future cash flows for the product and represented a triggering event which required the company to evaluate the underlying definite lived-intangible asset for impairment. The company utilized a discounted cash flow analysis to estimate the fair value of the intangible asset resulting in a partial impairment of both the gross and net carrying amount. Based on the revised cash flows, the company recorded a pre-tax impairment charge of $2.1 billion to cost of products sold in the condensed consolidated statement of earnings for the third quarter of 2023. The remaining intangible asset carrying value related to Imbruvica in the U.S. totaled $1.8 billion as of September 30, 2023.

Recent Events (Continued)

•AbbVie announced results from CANOVA, a Phase 3 study evaluating Venclexta (venetoclax) plus dexamethasone (VenDex) for patients with t(11;14)-positive r/r multiple myeloma (MM) who received two or more prior treatments. Data did not demonstrate that the treatment combination significantly improved progression-free survival (PFS), the primary endpoint of the trial. Patients receiving VenDex showed improvement in median PFS of 9.9 months compared to 5.8 months with the combination of study comparator pomalidomide and dexamethasone (PomDex); however, the results did not reach statistical significance. Results were presented at the International Myeloma Society (IMS) Annual Meeting and AbbVie will discuss the data with health authorities to further understand the potential of venetoclax as a biomarker-driven therapy in MM. Venclexta is being developed by AbbVie and Roche. It is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

•AbbVie announced that the (EC) approved Aquipta (atogepant) for the prophylaxis of migraine in adults who have four or more migraine days per month. The approval makes Aquipta the only once-daily oral calcitonin gene-related peptide (CGRP) receptor antagonist (gepant) treatment in the EU for the preventive treatment of both chronic and episodic migraine. The approval is based on two pivotal Phase 3 studies that demonstrated statistically significant reduction in mean monthly migraine days with Aquipta compared to placebo in adult patients with both chronic and episodic migraine.

•Allergan Aesthetics announced positive topline results from the second of three Phase 3 clinical studies evaluating Botox Cosmetic (onabotulinumtoxinA) for the treatment of moderate to severe platysma prominence associated with platysma muscle activity. All primary and secondary endpoints were met for this study and results were consistent with findings from the first Phase 3 study. Results support Botox Cosmetic as a potential treatment option for moderate to severe platysma prominence and data will be included as part of an upcoming FDA regulatory submission expected near the end of the year. If approved, Botox Cosmetic will be the first and only neurotoxin for this indication.

•Allergan Aesthetics announced positive topline results from two pivotal Phase 3 clinical studies evaluating trenibotulinumtoxinE (BoNT/E) for the treatment of moderate to severe glabellar lines. All primary and secondary endpoints were met for both studies and results support trenibotulinumtoxinE as a novel botulinum neurotoxin serotype E characterized by a rapid onset of action as early as 8 hours after administration and short duration of effect within 2-3 weeks.

•AbbVie announced that it exercised its exclusive right to acquire of Mitokinin, a discovery-stage biotechnology company developing a potentially first-in-class disease-modifying treatment for Parkinson's Disease (PD). Mitokinin's lead compound, a selective PINK1 activator, is designed to address mitochondrial dysfunction that is believed to be a major contributing factor to PD pathogenesis and progression.

Full-Year 2023 Outlook
AbbVie is raising its adjusted diluted EPS guidance for the full year 2023 from $10.86 - $11.06 to $11.19 - $11.23, which includes an unfavorable impact of $0.27 per share related to acquired IPR&D and milestones expense incurred year-to-date through the third quarter 2023. The company's 2023 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the third quarter of 2023, as both cannot be reliably forecasted.
AbbVie Raises 2024 EPS Guidance Floor
AbbVie is raising its adjusted diluted EPS guidance floor for the full year 2024 from $10.70 to $11.00, which excludes any impact from acquired IPR&D and milestones, as both cannot be reliably forecasted. This is an update to guidance that was initially issued in February 2023 as part of AbbVie's fourth quarter 2022 earnings call. As a result of this update, AbbVie does not expect adjusted diluted EPS for full year 2024 to be below $11.00 per share. The company will issue its formal 2024 adjusted diluted EPS guidance range in conjunction with fourth quarter 2023 results.
Company Declares Dividend Increase of 4.7 Percent
AbbVie is announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $1.48 per share to $1.55 per share beginning with the dividend payable on February 15, 2024 to shareholders of record as of January 16, 2024. This reflects an increase of approximately 4.7 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by more than 285 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.
About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience and eye care - and products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on X (formerly Twitter), Facebook, Instagram, YouTube or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central Time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central Time.

Non-GAAP Financial Results

Financial results for 2023 and 2022 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Gabby Tarbert	Liz Shea
(224) 244-0111	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2023
(Unaudited)

				% Change vs. 3Q22
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
NET REVENUES	$10,852	$3,075	$13,927	(7.7)%	0.8%	(6.0)%	1.4%	(5.8)%

Immunology	5,696	1,087	6,783	(14.7)	12.1	(11.3)	11.9	(11.3)
Humira	3,020	527	3,547	(39.1)	(12.6)	(36.2)	(12.2)	(36.2)
Skyrizi	1,875	251	2,126	53.5	42.5	52.1	40.7	51.9
Rinvoq	801	309	1,110	59.0	61.8	59.8	61.2	59.6

Oncology	973	539	1,512	(12.3)	(0.4)	(8.4)	(1.0)	(8.6)
Imbruvica[b]	678	230	908	(20.2)	(19.6)	(20.0)	(19.6)	(20.0)
Venclexta	281	309	590	8.1	21.1	14.6	19.9	14.0
Epkinly[c]	14	—	14	n/m	n/m	n/m	n/m	n/m

Aesthetics	759	480	1,239	—	(11.4)	(4.7)	(9.7)	(4.0)
Botox Cosmetic	388	232	620	5.0	(13.3)	(2.7)	(10.9)	(1.7)
Juvederm Collection	116	205	321	(6.4)	(9.8)	(8.6)	(8.7)	(7.9)
Other Aesthetics	255	43	298	(4.0)	(8.1)	(4.6)	(7.0)	(4.4)

Neuroscience	1,817	226	2,043	24.0	8.9	22.1	8.4	22.0
Botox Therapeutic	626	122	748	7.2	6.5	7.1	8.6	7.4
Vraylar	750	1	751	35.2	>100.0	35.4	>100.0	35.4
Duodopa	25	93	118	10.6	6.6	7.4	2.3	4.0
Ubrelvy	230	3	233	43.7	>100.0	45.6	>100.0	45.6
Qulipta	131	1	132	>100.0	n/m	>100.0	n/m	>100.0
Other Neuroscience	55	6	61	(31.9)	6.2	(29.9)	9.6	(29.7)

Eye Care	310	295	605	(14.0)	13.1	(2.7)	13.9	(2.4)
Ozurdex	34	86	120	(4.5)	22.3	13.2	21.7	12.8
Lumigan/Ganfort	28	63	91	(53.0)	2.7	(24.8)	1.4	(25.5)
Alphagan/Combigan	30	40	70	(16.0)	10.1	(3.1)	17.3	0.4
Restasis	104	13	117	(20.7)	35.0	(17.0)	42.1	(16.5)
Other Eye Care	114	93	207	16.3	11.9	14.2	12.0	14.2

Other Key Products	751	212	963	(4.6)	4.4	(2.8)	4.9	(2.7)
Mavyret	167	203	370	(12.3)	5.2	(3.5)	5.8	(3.2)
Creon	305	—	305	(9.1)	n/m	(9.1)	n/m	(9.1)
Linzess/Constella	279	9	288	6.8	(11.1)	6.2	(13.0)	6.1
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Reflects profit sharing for Epkinly U.S. revenues.
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2023
(Unaudited)

				% Change vs. 9M22
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$30,773	$9,244	$40,017	(8.2)%	(1.8)%	(6.8)%	1.6%	(6.0)%

Immunology	15,963	3,220	19,183	(10.9)	4.6	(8.6)	8.1	(8.1)
Humira	9,420	1,680	11,100	(30.8)	(17.9)	(29.1)	(14.8)	(28.7)
Skyrizi	4,648	721	5,369	50.9	41.8	49.6	45.5	50.1
Rinvoq	1,895	819	2,714	54.4	56.1	54.9	61.0	56.4

Oncology	2,807	1,599	4,406	(15.6)	(1.3)	(10.9)	0.2	(10.4)
Imbruvica[b]	1,982	711	2,693	(23.4)	(18.0)	(22.0)	(18.0)	(22.0)
Venclexta	811	888	1,699	9.4	18.1	13.8	21.4	15.5
Epkinly[c]	14	—	14	n/m	n/m	n/m	n/m	n/m

Aesthetics	2,365	1,558	3,923	(4.9)	—	(3.0)	5.3	(1.0)
Botox Cosmetic	1,217	747	1,964	(1.1)	0.7	(0.4)	6.0	1.6
Juvederm Collection	363	681	1,044	(13.3)	(0.8)	(5.6)	4.5	(2.3)
Other Aesthetics	785	130	915	(6.3)	0.5	(5.4)	5.4	(4.7)

Neuroscience	4,929	694	5,623	18.0	7.9	16.7	11.7	17.2
Botox Therapeutic	1,827	388	2,215	11.3	10.9	11.3	16.6	12.3
Vraylar	1,967	3	1,970	33.6	>100.0	33.7	>100.0	33.7
Duodopa	74	279	353	2.8	—	0.6	1.1	1.5
Ubrelvy	574	7	581	18.8	>100.0	20.3	>100.0	20.3
Qulipta	292	2	294	>100.0	n/m	>100.0	n/m	>100.0
Other Neuroscience	195	15	210	(51.3)	6.4	(49.3)	11.8	(49.1)

Eye Care	938	892	1,830	(25.8)	5.5	(13.3)	9.0	(11.9)
Ozurdex	107	247	354	2.6	13.1	9.7	16.1	11.7
Lumigan/Ganfort	142	198	340	(23.6)	(3.1)	(12.9)	(0.9)	(11.8)
Alphagan/Combigan	90	116	206	(43.5)	4.2	(24.0)	10.6	(21.4)
Restasis	265	43	308	(48.8)	14.2	(44.5)	20.1	(44.1)
Other Eye Care	334	288	622	13.0	5.1	9.2	8.6	10.9

Other Key Products	2,222	616	2,838	(1.0)	(1.2)	(1.1)	2.1	(0.4)
Mavyret	531	590	1,121	(5.6)	(1.5)	(3.5)	1.8	(1.8)
Creon	892	—	892	(5.2)	n/m	(5.2)	n/m	(5.2)
Linzess/Constella	799	26	825	7.7	7.0	7.7	9.3	7.8
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Reflects profit sharing for Epkinly U.S. revenues.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	Third Quarter Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Net revenues	$13,927	$14,812	$40,017	$42,933
Cost of products sold	6,485	5,022	14,711	13,244
Selling, general and administrative	3,372	3,304	9,679	11,843
Research and development	1,723	1,614	5,748	4,720
Acquired IPR&D and milestones	66	40	496	454
Other operating expense (income), net	—	229	(179)	57
Total operating costs and expenses	11,646	10,209	30,455	30,318

Operating earnings	2,281	4,603	9,562	12,615

Interest expense, net	398	497	1,306	1,568
Net foreign exchange loss	25	36	97	108
Other expense (income), net	(95)	(330)	3,121	427
Earnings before income tax expense	1,953	4,400	5,038	10,512
Income tax expense	172	448	989	1,139
Net earnings	1,781	3,952	4,049	9,373
Net earnings attributable to noncontrolling interest	3	3	8	10
Net earnings attributable to AbbVie Inc.	$1,778	$3,949	$4,041	$9,363

Diluted earnings per share attributable to AbbVie Inc.	$1.00	$2.21	$2.26	$5.24

Adjusted diluted earnings per share[a]	$2.95	$3.66	$8.32	$10.18

Weighted-average diluted shares outstanding	1,771	1,776	1,772	1,777

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,953	$1,778	$1.00
Adjusted for specified items:
Intangible asset amortization	2,039	1,728	0.98
Intangible asset impairment	2,114	1,660	0.93
Acquisition and integration costs	60	54	0.03
Change in fair value of contingent consideration	8	8	—
Other	59	22	0.01
As adjusted (non-GAAP)	$6,233	$5,250	$2.95
a     Represents net earnings attributable to AbbVie Inc.
Intangible asset impairment reflects a partial impairment charge related to the U.S. Imbruvica intangible asset acquired as part of the 2015 acquisition of Pharmacyclics, Inc. The intangible asset impairment was triggered by selection of Imbruvica for price negotiation as part of the IRA of 2022, which contributed to a significant decrease in the estimated future cash flows for the product.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2023 included acquired IPR&D and milestones expense of $66 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.04 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2023
(in millions)	Cost of products sold	SG&A	R&D	Other expense (income), net
As reported (GAAP)	$6,485	$3,372	$1,723	$(95)
Adjusted for specified items:
Intangible asset amortization	(2,039)	—	—	—
Intangible asset impairment	(2,114)	—	—	—
Acquisition and integration costs	(18)	(40)	(2)	—
Change in fair value of contingent consideration	—	—	—	(8)
Other	(13)	(2)	(1)	(43)
As adjusted (non-GAAP)	$2,301	$3,330	$1,720	$(146)
3. The adjusted tax rate for the third quarter of 2023 was 15.7 percent, as detailed below:

	Quarter Ended September 30, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,953	$172	8.8%
Specified items	4,280	808	18.9%
As adjusted (non-GAAP)	$6,233	$980	15.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2022
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,400	$3,949	$2.21
Adjusted for specified items:
Intangible asset amortization	2,024	1,673	0.94
Intangible asset impairment	770	604	0.34
Acquisition and integration costs	348	348	0.20
Change in fair value of contingent consideration	(214)	(218)	(0.12)
Litigation matters	110	94	0.05
Other	58	78	0.04
As adjusted (non-GAAP)	$7,496	$6,528	$3.66
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily reflect integration costs related to the Allergan acquisition. Other primarily includes restructuring charges associated with streamlining global operations.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2022 included acquired IPR&D and milestones expense of $40 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.02 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2022
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense (income), net	Other expense (income), net
As reported (GAAP)	$5,022	$3,304	$1,614	$229	$(330)
Adjusted for specified items:
Intangible asset amortization	(2,024)	—	—	—	—
Intangible asset impairment	(770)	—	—	—	—
Acquisition and integration costs	(22)	(91)	(6)	(229)	—
Change in fair value of contingent consideration	—	—	—	—	214
Litigation matters	—	(110)	—	—	—
Other	(39)	(14)	(1)	—	(4)
As adjusted (non-GAAP)	$2,167	$3,089	$1,607	$—	$(120)
 3. The adjusted tax rate for the third quarter of 2022 was 12.9 percent, as detailed below:

	Quarter Ended September 30, 2022
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,400	$448	10.2%
Specified items	3,096	517	16.7%
As adjusted (non-GAAP)	$7,496	$965	12.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,038	$4,041	$2.26
Adjusted for specified items:
Intangible asset amortization	6,057	5,101	2.87
Intangible asset impairment	2,824	2,289	1.29
Acquisition and integration costs	38	15	0.01
Change in fair value of contingent consideration	3,432	3,348	1.88
Other	75	16	0.01
As adjusted (non-GAAP)	$17,464	$14,810	$8.32
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily reflect integration costs related to the Allergan acquisition, including a one-time gain of $169 million related to the termination of a development liability associated with a previously divested product. Intangible asset impairment primarily reflects a partial impairment charge of $2.1 billion related to the U.S. Imbruvica intangible asset acquired as part of the 2015 acquisition of Pharmacyclics, Inc. The intangible asset impairment was triggered by selection of Imbruvica for price negotiation as part of the IRA of 2022, which contributed to a significant decrease in the estimated future cash flows for the product.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2023 included acquired IPR&D and milestones expense of $496 million on a pre-tax and $477 million on an after-tax basis, representing an unfavorable impact of $0.27 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2023
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense (income), net	Other expense (income), net
As reported (GAAP)	$14,711	$9,679	$5,748	$(179)	$3,121
Adjusted for specified items:
Intangible asset amortization	(6,057)	—	—	—	—
Intangible asset impairment	(2,194)	—	(630)	—	—
Acquisition and integration costs	(66)	(134)	(7)	169	—
Change in fair value of contingent consideration	—	—	—	—	(3,432)
Other	(45)	(13)	(4)	10	(23)
As adjusted (non-GAAP)	$6,349	$9,532	$5,107	$—	$(334)
3. The adjusted tax rate for the first nine months of 2023 was 15.2 percent, as detailed below:

	Nine Months Ended September 30, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,038	$989	19.6%
Specified items	12,426	1,657	13.3%
As adjusted (non-GAAP)	$17,464	$2,646	15.2%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2022
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$10,512	$9,363	$5.24
Adjusted for specified items:
Intangible asset amortization	5,728	4,794	2.69
Intangible asset impairment	770	604	0.34
Acquisition and integration costs	595	567	0.32
Change in fair value of contingent consideration	647	657	0.37
Pylera divestiture	(172)	(126)	(0.07)
Litigation matters	2,497	2,021	1.13
Other	281	295	0.16
As adjusted (non-GAAP)	$20,858	$18,175	$10.18
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily reflect integration costs related to the Allergan acquisition. Litigation matters primarily include a charge related to a potential settlement of litigation involving Allergan's past sales of opioid products. Other primarily includes restructuring charges associated with streamlining global operations.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2022 included acquired IPR&D and milestones expense of $454 million on a pre-tax and $439 million on an after-tax basis, representing an unfavorable impact of $0.25 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2022
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense (income), net	Other expense (income), net
As reported (GAAP)	$13,244	$11,843	$4,720	$57	$427
Adjusted for specified items:
Intangible asset amortization	(5,728)	—	—	—	—
Intangible asset impairment	(770)	—	—	—	—
Acquisition and integration costs	(84)	(263)	(19)	(229)	—
Change in fair value of contingent consideration	—	—	—	—	(647)
Pylera divestiture	—	—	—	172	—
Litigation matters	—	(2,497)	—	—	—
Other	(160)	(107)	(7)	—	(7)
As adjusted (non-GAAP)	$6,502	$8,976	$4,694	$—	$(227)
3. The adjusted tax rate for the first nine months of 2022 was 12.8 percent, as detailed below:

	Nine Months Ended September 30, 2022
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$10,512	$1,139	10.8%
Specified items	10,346	1,534	14.8%
As adjusted (non-GAAP)	$20,858	$2,673	12.8%